EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Senior Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF 2015

WEST CHESTER, OH, April 28, 2015 – AK Steel (NYSE: AKS) today reported its financial results for the first quarter of 2015.

1st Quarter 2015 Performance Summary

•	Shipments of 1,750,500 tons

•	Sales of $1.75 billion with an average selling price of $999 per ton

•	Net loss of $306.3 million, or $1.72 per diluted share, including a non-cash impairment charge of $256.3 million, or $1.44 per diluted share, related to Magnetation LLC investment

•	Adjusted net loss of $50.0 million, or $0.28 per diluted share

•	Adjusted EBITDA of $57.5 million

•	Liquidity of $806.6 million

AK Steel reported a net loss of $306.3 million, or $1.72 per diluted share of common stock, for the first quarter of 2015, which includes a non-cash impairment charge of $256.3 million, or $1.44 per diluted share, for the company’s investment in Magnetation LLC (discussed below). Excluding that one-time impairment charge, the company reported an adjusted net loss of $50.0 million, or $0.28 per diluted share, for the first quarter of 2015, compared to a net loss of $86.1 million, or $0.63 per diluted share, for the first quarter of 2014 and net income of $13.5 million, or $0.07 per diluted share, for the fourth quarter of 2014. Results for the first quarter of 2015 also included unrealized mark-to-market losses of $9.7 million, or $0.05 per diluted share, on commodity derivatives discussed below. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $57.5 million, or $33 per ton, for the first quarter of 2015 compared to an adjusted EBITDA loss of $2.8 million, or $2 per ton, for the year-ago first quarter and adjusted EBITDA of $110.7 million, or $47 per ton, for the fourth quarter of 2014.
“Shipments and selling prices in the carbon steel spot market were significantly impacted during the first quarter by the tidal wave of what we believe were unfairly traded foreign steel imports,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Despite the negative effects of imports on AK Steel’s results, the company experienced strong sales in automotive markets and generated positive adjusted EBITDA of $57.5 million.”
Net sales for the first quarter of 2015 were $1.75 billion on shipments of 1,750,500 tons, compared to net sales of $1.38 billion on shipments of 1,262,100 tons for the year-ago first quarter and net sales of $2.00 billion on shipments of 2,010,200 tons for the fourth quarter of 2014. The increase in shipments for the first quarter of 2015 compared to the year-ago period was primarily due to the addition of shipments from Dearborn Works following the acquisition of that facility in September 2014 and continued strong shipments of carbon and stainless steels to the automotive markets. The company’s shipments in the first quarter of 2015 were lower than the fourth quarter of 2014, primarily as a result of excess supply in the United States carbon steel market caused by increased levels of imports.
The company said that its average selling price for the first quarter of 2015 was $999 per ton, up 1% from the fourth quarter of 2014. The increase in average selling price is primarily attributable to a richer product mix consisting of a higher percentage of value-added shipments in relation to total shipments for the quarter.

Carbon steel spot market selling prices declined throughout the first quarter of 2015, which AK Steel believes also is primarily the result of increased imports. The lower carbon steel spot market selling prices, combined with the higher proportion of hot-rolled coil shipments in the overall sales mix following the Dearborn acquisition, resulted in the company’s average selling price for the first quarter of 2015 decreasing 9% compared to the first quarter of 2014.
Cost of products sold decreased in the first quarter of 2015 from the fourth quarter of 2014 due to lower costs for carbon scrap, iron ore pellets and energy costs. Cost of products sold in the first quarter of 2015 were higher than the first quarter of 2014 primarily due to the acquisition of Dearborn Works, although they were lower as a percentage of net sales. In addition, as a result of significant declines in the prices for certain commodities, cost of products sold for the first quarter of 2015 includes $9.7 million, or $0.05 per diluted share, for unrealized losses on certain commodity derivatives. The amount recognized in the first quarter of 2015 was primarily related to the timing of recognition of the cost of entering into hedging transactions, such as payments for option premiums, and reduces the remaining expense to be recognized through the expiration dates of the derivatives. The company incurred $13.6 million of costs for planned outages during the first quarter of 2015, compared to $29.4 million in planned outage costs and $18.0 million in unplanned outage costs in the year-ago first quarter.
The 2015 first quarter results include a LIFO credit of $17.1 million, compared to a LIFO credit of $1.5 million for the first quarter of 2014 and a LIFO credit of $5.3 million for the fourth quarter of 2014. The company ended the first quarter of 2015 with total liquidity of $806.6 million, consisting of cash and cash equivalents and $746.7 million of availability under the company’s revolving credit facility.

Magnetation Impairment
As of March 31, 2015, AK Steel concluded that its 49.9% equity interest in Magnetation, an unconsolidated joint venture that produces iron ore pellets and accounted for under the equity method, is impaired as a result of near-term liquidity issues caused primarily by a recent significant decline in global iron ore pellet pricing and the negative effect of that on Magnetation’s results of operations and cash flows, as well as the longer-term outlook of iron ore pellet pricing and the inability of Magnetation to access additional capital funds to date. As a result, the company recorded an impairment charge of $256.3 million, or $1.44 per diluted share, in the quarter ended March 31, 2015, to fully impair the company’s investment in Magnetation recorded on its consolidated balance sheet. Magnetation’s outstanding indebtedness is non-recourse to AK Steel. The company is not required to make any additional capital contributions or other future investments in Magnetation and has not guaranteed any obligations of Magnetation.

Second Quarter 2015 Outlook
Consistent with its current practice, the company expects to provide guidance in June for its second quarter 2015 results.

Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect the current belief and judgment of the company’s management, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions with respect to future business decisions and conditions that are subject to change. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw

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materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations and related laws and regulations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital or banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and mining managers; information technology security threats and cybercrime; failure to achieve the estimated synergies and other expected benefits of the acquisition of Severstal Dearborn, LLC and/or to integrate it successfully; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. The company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended
	March 31,
	2015	2014
Shipments (000 tons)	1,750.5	1,262.1
Selling price per ton	$999	$1,096

Net sales	$1,750.9	$1,383.5

Cost of products sold	1,608.6	1,335.6
Selling and administrative expenses	69.2	60.2
Depreciation	55.4	48.7
Pension and OPEB expense (income)	(16.1)	(25.7)
Total operating costs	1,717.1	1,418.8

Operating profit (loss)	33.8	(35.3)

Interest expense	43.9	32.2
Impairment of Magnetation investment	(256.3)	—
Other income (expense)	(16.7)	(1.9)

Income (loss) before income taxes	(283.1)	(69.4)

Income tax expense	7.7	1.8

Net income (loss)	(290.8)	(71.2)
Less: Net income attributable to noncontrolling interests	15.5	14.9

Net income (loss) attributable to AK Steel Holding Corporation	$(306.3)	$(86.1)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(1.72)	$(0.63)

Weighted-average shares outstanding:
Basic	177.0	136.1
Diluted	177.0	136.1

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$89.4	$70.2
Accounts receivable, net	574.6	644.3
Inventory, net	1,233.9	1,172.1
Other current assets	136.9	139.1
Total current assets	2,034.8	2,025.7
Property, plant and equipment	6,407.8	6,388.4
Accumulated depreciation	(4,230.2)	(4,175.2)
Property, plant and equipment, net	2,177.6	2,213.2
Investment in affiliates	116.4	388.7
Other non-current assets	227.5	230.9
TOTAL ASSETS	$4,556.3	$4,858.5

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$745.9	$803.1
Accrued liabilities	284.8	266.5
Current portion of pension and other postretirement benefit obligations	55.1	55.6
Total current liabilities	1,085.8	1,125.2
Long-term debt	2,528.8	2,452.5
Pension and other postretirement benefit obligations	1,201.1	1,225.3
Other non-current liabilities	133.5	132.5
TOTAL LIABILITIES	4,949.2	4,935.5

Equity (deficit):
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 178,165,906 and 177,362,600 shares in 2015 and 2014; outstanding 177,806,346 and 177,215,816 shares in 2015 and 2014	1.8	1.8
Additional paid-in capital	2,263.3	2,259.1
Treasury stock, common shares at cost, 359,560 and 146,784 shares in 2015 and 2014	(1.8)	(1.0)
Accumulated deficit	(2,854.3)	(2,548.0)
Accumulated other comprehensive income (loss)	(214.6)	(204.4)
Total stockholders’ equity (deficit)	(805.6)	(492.5)
Noncontrolling interests	412.7	415.5
TOTAL EQUITY (DEFICIT)	(392.9)	(77.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,556.3	$4,858.5

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(290.8)	$(71.2)
Depreciation	51.8	45.1
Depreciation—SunCoke Middletown	3.6	3.6
Amortization	7.5	6.3
Impairment of Magnetation investment	256.3	—
Deferred income taxes	6.8	0.5
Pension and OPEB expense (income)	(16.1)	(25.7)
Contributions to pension trust	(1.0)	(41.3)
Other postretirement benefit payments	(13.6)	(18.6)
Changes in working capital	(44.3)	(14.1)
Changes in working capital—SunCoke Middletown	10.0	(4.5)
Other operating items, net	27.1	(5.1)
Net cash flows from operating activities	(2.7)	(125.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(27.9)	(13.8)
Capital investments—SunCoke Middletown	(0.4)	—
Other investing items, net	(5.6)	6.8
Net cash flows from investing activities	(33.9)	(7.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	75.0	150.0
Debt issuance costs	—	(3.3)
SunCoke Middletown distributions to noncontrolling interest owners	(18.3)	(27.8)
Other financing items, net	(0.9)	(1.1)
Net cash flows from financing activities	55.8	117.8

Net increase (decrease) in cash and cash equivalents	19.2	(14.2)
Cash and cash equivalents, beginning of period	70.2	45.3
Cash and cash equivalents, end of period	$89.4	$31.1

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss) that exclude the effects of an impairment of its investment in Magnetation. Management believes that reporting adjusted net income (loss) attributable to AK Holding with these items excluded more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA in order to exclude the effects of noncontrolling interests and an impairment charge for its investment in Magnetation. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

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Reconciliation of Adjusted EBITDA

	Three Months Ended		Three Months Ended
	March 31,		Dec 31,
(dollars in millions, except per ton)	2015	2014	2014
Net income (loss) attributable to AK Steel Holding	$(306.3)	$(86.1)	13.5
Net income attributable to noncontrolling interests	15.5	14.9	16.2
Income tax expense	7.7	1.8	0.2
Interest expense	43.9	32.2	43.7
Interest income	(0.3)	—	(0.7)
Depreciation	55.4	48.7	55.6
Amortization	4.4	4.2	1.9
EBITDA	(179.7)	15.7	130.4
Less: EBITDA of noncontrolling interests (a)	19.1	18.5	19.7
Magnetation impairment charge	256.3	—	—
Adjusted EBITDA	$57.5	$(2.8)	$110.7
Adjusted EBITDA per ton	$33	$(2)	$47
(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Three Months Ended
	March 31,		Dec 31,
(dollars in millions)	2015	2014	2014
Net income attributable to noncontrolling interests	$15.5	$14.9	$16.2
Depreciation	3.6	3.6	3.5
EBITDA of noncontrolling interests	$19.1	$18.5	$19.7

Reconciliation of Adjusted Net Income (Loss)

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	Three Months Ended
	March 31,
(dollars in millions, except per share)	2015	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding	$(50.0)	$(86.1)
Magnetation impairment charge	(256.3)	—
Net income (loss) attributable to AK Steel Holding, as reported	$(306.3)	$(86.1)

Reconciliation to Diluted Earnings (Losses) per Share
Adjusted diluted earnings (losses) per share	$(0.28)	$(0.63)
Magnetation impairment charge	(1.44)	—
Diluted earnings (losses) per share, as reported	$(1.72)	$(0.63)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended
	March 31,
	2015	2014
Tons Shipped by Product
Stainless/electrical	227.5	206.2
Coated	786.0	600.8
Cold-rolled	321.0	286.5
Tubular	29.4	30.9
Subtotal value-added shipments	1,363.9	1,124.4
Hot-rolled	333.0	108.5
Secondary	53.6	29.2
Subtotal non value-added shipments	386.6	137.7
Total shipments	1,750.5	1,262.1

Shipments by Product (%)
Stainless/electrical	13.0%	16.3%
Coated	44.9%	47.6%
Cold-rolled	18.3%	22.7%
Tubular	1.7%	2.5%
Subtotal value-added shipments	77.9%	89.1%
Hot-rolled	19.0%	8.6%
Secondary	3.1%	2.3%
Subtotal non value-added shipments	22.1%	10.9%
Total shipments	100.0%	100.0%

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